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                                                           EXHIBIT 99.1


Date:     July 20, 1999                                   PRESS RELEASE


Contact:  Peter E. Flynn
          Executive Vice President
          (612) 942-3887

FOR IMMEDIATE RELEASE
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                     ENStar Inc. Signs Letter of Intent

	     MINNEAPOLIS, MN, July 20, 1999 - ENStar Inc. (NASDAQ: ENSR) reported today that a Special Committee of its Board of Directors has approved the acceptance of the terms of an offer by James Michael and Jeffrey Michael and certain related entities to acquire all of the shares of Common Stock of ENStar not owned or controlled by the Michael family for a price of $12.50 per share. James Michael is a member of the Board of Directors of the Company and Jeffrey Michael is the President and Chief Executive Officer of the Company and a member of the Board of Directors. The Michael family and its controlled entities own approximately 65% of the outstanding shares of ENStar. The Special Committee's approval of the transaction, which will take the form of a merger between ENStar and a corporation formed by the Michael family, is subject to the negotiation and approval of a definitive merger agreement and related documents, approval by a majority of the non-Michael family shareholders of ENStar, the receipt of any necessary governmental or other approvals and any other terms and conditions established in the definitive merger agreement.

	     The letter of intent provides that the transaction may be terminated by the Special Committee if the dollar-weighted trading price of CorVel
Corporation stock during the 15 trading days prior to the closing of the transaction exceeds $26.00, and by the Michael family entity if that price is less than $20.00 during the same period.  The transaction is expected to close in the fourth quarter of 1999.

	     ENStar is a holding company.  Its principal operating companies include
Americable, Inc. and ENStar Networking Corporation.  Americable is a provider of networking and connectivity products, cable assemblies and custom OEM manufacturing solutions.  ENStar Networking is a Network integrator providing services that build, maintain and secure network infrastructures. ENStar also owns 2,050,000 shares (25%) of the common stock of CorVel Corporation
(NASDAQ: CRVL).  CorVel is an independent, nationwide provider of managed care services to employers and insurers.